Exhibit 10.5
Baldwin Jimek AB
Testvagen 16
S-232 37 Arlov, Sweden
Organization # 556263-4724
Tel: +46 40 43 98 00
Fax: +46 40 43 98 10

January 3, 2011

Peter Hultberg
Hippodromvagen 12
Loddekopinge 24650
Sweden

Dear Peter:

Pursuant to Section 10 of the agreement effective July 1, 2009 between you and Baldwin Jimek AB (the “Company”)  which sets forth the terms of your employment as Managing Director of the Company and Vice President Marketing, Sales and Service of the Baldwin Group (the “Agreement”), the Agreement is hereby amended, effective immediately, as follows:

1.           Paragraph 1 of the Agreement shall be deleted in its entirety and the following substituted therefor:

1. DUTIES.  You shall be employed as the Managing Director/Vice President – Global Sales and Marketing and will report directly to the President and CEO of Baldwin Technology Company, Inc. (“BTI”) and as described in detail in the position description provided to you and attached hereto as Exhibit A, shall be responsible for the sales and marketing leadership with direct responsibility for sales, marketing and key account management teams of BTI and all its world-wide sales and marketing operations in Europe, Asia (including Japan) and the Americas (the “Baldwin Global Group”).  The Managing Director/Vice President – Global Sales and Marketing shall also direct and manage the overall affairs and property of Baldwin Jimek AB and the Baldwin Global Group in compliance with the law, this Contract of Employment, and the directions of BTI, of which Baldwin Jimek AB is a wholly owned subsidiary.  The Managing Director/Vice President – Global Sales and Marketing shall also be a member of the Baldwin Leadership Team (BLT).

From time to time, the Company or President and CEO of BTI may change your duties and responsibilities by adding to them or subtracting from them.

2.
Wherever the words “Vice President Marketing, Sales and Service” appear in the Agreement, your new title of “Vice President – Global Sales and Marketing” shall be substituted therefor.  Wherever the words Baldwin Group appear in the Agreement, the term Baldwin Global Group shall be substituted therefor.

All other sections of the Agreement shall remain in full force and effect as originally agreed to.

for Baldwin Jimek AB

By: /s/Mark T. Becker_______________________
       Mark T. Becker
       Director

AGREED TO AND ACCEPTED:

/s/Peter Hultberg______________________
Peter Hultberg

Baldwin Technology Company, Inc.

Title: Vice President – Global Sales & Marketing
Reports to: President & CEO
Location: Arlov, Sweden

Job Summary & Functions:
Reporting to the CEO, responsible for directing and managing the Company’s global Sales, Marketing and Key Account Management activities for Baldwin’s world-wide locations in Europe, Asia, Japan and the Americas in a manner consistent with established business objectives.

Essential Duties and Responsibilities:

1)	Together with the CEO, develop the Company’s overall strategic direction of the Company. Work with other Baldwin Leadership Team members to align business plans and strategies.

2)
Develop and implement the Company’s annual operating plan, short & long range sales and marketing plans, pricing strategies, and customer relationship plans in a manner that will enhance and increase the Company’s overall growth and profit goals.

3)	Right-size the Company’s sales organization and cost structure to achieve target returns. Review and recommend strategic sales alliances where optimal versus Company direct costs.

4)
Establish, properly staff, develop and evaluate performance levels of sales teams to meet present and long-range plans of the group.  Lead in the management of customer relationships, pricing guidelines and controls, sales incentive systems, market needs assessment, sales/product training, working capital (A/R) improvements, global standardization of sales and marketing materials and  processes.

5)	Jointly with Product Management teams, develop and implement product/market/customer strategies to drive growth.

6)	Direct and coordinate global operational activities through subordinate supervision; establish annual objectives, provide feedback and performance reviews and align compensation targets.

7)
Direct and coordinate global sales, marketing and key account management activities through subordinate supervision; clarify, interpret and outline objectives and assignments and maintain necessary follow-up to schedules and budgetary targets.

8)
Work with customers, V.P. Product Management and R&D and other sources to identify key market needs and opportunities.  Assist in the development of new product proposals based on sales, marketing and key account management input.

9)
Maintain liaison with other departments within the company especially with V.P. – Global Operations, V.P. Global Administrative Services, and V.P. – Product Management ands R&D.  Devote close attention to cases of an urgent or critical nature and when warranted handle personally.  Contact key/critical suppliers and visit customers and operation locations to promote and develop positive business relations.

10)	Routinely issues report and analysis and conduct periodic presentations for the company’s Board of Directors.

Nonessential Duties and Responsibilities:

Perform other sales & marketing and Company duties as required.
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